NXG Investment Management

4925 Greenville Avenue

Suite 1310

Dallas, Texas 72506

NXG NextGen Infrastructure Income Fund

600 N. Pearl Street

Dallas, Texas 75201

Ladies and Gentlemen:

This letter agreement (the “Agreement”) confirms the temporary fee waiver by NXG Investment Management (Cushing MLP Asset Management, LP) (the “Adviser”) with respect to the management fee payable in connection with the management of NXG NextGen Infrastructure Income Fund (the “Fund”).

The Fund and the Adviser have entered into an Investment Management Agreement, dated as of July 26, 2012 (the “Management Agreement”). Pursuant to the Management Agreement, the Fund pays to the Adviser a monthly fee (the “Management Fee”) at an annual rate equal to 1.25% of the Fund’s Managed Assets (as defined in the Management Agreement).

The Fund and the Adviser entered into a fee waiver letter agreement effective as of February 1, 2025.

The Fund has filed a registration statement on Form N-2 (File Nos. 333-287058 and 811-22499), as filed on May 8, 2025 (the “Registration Statement”). In connection with the Registration Statement, the Fund and the Adviser desire to amend and restate the fee waiver letter agreement.

1.

Fee Waiver. The Adviser has agreed to waive a portion of the Management Fee equal to 0.25% of the Fund’s Managed Assets.

2.

Effective Date. The fee waiver is effective as of February 1, 2025.

3.

Recoupment. Amounts waived by the Adviser are not subject to recoupment from the Fund in future years.

4.

Term and Termination. This Agreement shall continue until the later of (i) June 1, 2026 or (ii) 12 months after the date of effectiveness of the Registration Statement. Prior to the termination date, this Agreement may be modified, waived or terminated only with the written consent of the Board of Trustees of the Trust. This Agreement will terminate automatically in the event of the termination of the Management Agreement.

5.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

Very truly yours,

Cushing MLP Asset Management, LP

/s/ Blake Nelson
Name:	Blake Nelson
Title:	Chief Financial Officer

Accepted and Agreed:

NXG NEXTGEN INFRASTRUCTURE INCOME FUND

By:	/s/ Blake Nelson
Name: Blake Nelson
Title: Chief Financial Officer and Treasurer

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